Exhibit 99.1
CAPE BANCORP, INC. REPORTS
FOURTH QUARTER and ANNUAL 2010 RESULTS
Cape May Court House, New Jersey, February 15, 2011 — Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter and year ended December 31, 2010.
For the quarter ended December 31, 2010, Cape Bancorp reported net income of $862,000, or $.07 per share, compared to net income of $1.2 million, or $.10 per share for the quarter ended December 31, 2009. The loan loss provision for the fourth quarter of 2010 totaled $2.8 million compared to $785,000 for the quarter ended December 31, 2009. During the fourth quarter of 2010, the Company recorded gains on the sales of securities of $523,000, compared to no gains recorded in the fourth quarter ended December 31, 2009. The fourth quarter of 2009 included an other-than-temporary-impairment (OTTI) charge of $292,000, compared to no such charge for the most recent quarter ended December 31, 2010. Loan related expenses were $515,000 for the quarter ended December 31, 2010 compared to $1.1 million for the same period of 2009. Although the net interest margin increased 10 basis points from 3.57% for the quarter ended December 31, 2009 to 3.67% for the quarter ended December 31, 2010, net interest income was basically flat quarter over quarter.
Net income for the year ended December 31, 2010 was $4.0 million, or $.33 per share, compared to a net loss of $17.9 million, or $1.45 per share for the year ended December 31, 2009. The $21.9 million year over year increase in net income is primarily attributable to reductions in the following expenses: $5.7 million in the loan loss provision, $1.7 million in OTTI charges, $973,000 in salaries and employee benefits, and $462,000 of Federal Deposit Insurance premiums. In addition, the year ended December 31, 2009 included a one-time $12.0 million tax expense related to the establishment of a deferred tax asset valuation allowance. Net interest income increased $225,000, or 0.63%, to $35.7 million for the year ended December 31, 2010 compared to $35.5 million for the year ended December 31, 2009 due, in part, to an increase in the net interest margin to 3.66% for the year ended December 31, 2010 from 3.54% for the year ended December 31, 2009.
At December 31, 2010, Cape Bancorp’s total assets decreased $11.8 million, or 1.1% to $1.061 billion from $1.073 billion at December 31, 2009.
The Company’s total net loans decreased to $772.3 million at December 31, 2010, from $789.5 million at December 31, 2009, a decrease of $17.2 million or 2.17%. This change is the net result of a decrease in commercial loans of $30.9 million, offset, in part, by growth in mortgage loans of $11.7 million and an increase in consumer loans of $1.3 million. The allowance for loan losses declined $773,000 from $13.3 million at December 31, 2009 to $12.5 million at December 31, 2010.
Delinquent loans increased $248,000 to $34.7 million, or 4.4% of total gross loans at December 31, 2010 from $34.4 million or 4.3% of total gross loans at December 31, 2009. At December 31, 2010, the Company had $43.5 million in non-performing loans or 5.54% of total gross loans, an increase of $10.3 million from $33.2 million, or 4.14% of total gross loans, at December 31, 2009. This increase results from the inclusion in non-performing loans of $11.8 million in troubled debt restructurings that were performing in accordance with their repayment terms at December 31, 2010.

At December 31, 2010, Cape Bancorp’s allowance for loan losses decreased to $12.5 million from $13.3 million at December 31, 2009, a decrease of $773,000 or 5.81%. The allowance for loan loss ratio decreased to 1.60% of gross loans at December 31, 2010 from 1.66% of gross loans at December 31, 2009. The allowance for loan losses to non-performing loan coverage ratio decreased to 28.84% at December 31, 2010 from 40.04% at December 31, 2009 primarily due to the classification of the $11.8 million in troubled debt restructurings as non-performing loans. Charge-offs for the year ended December 31, 2010 were $8.8 million compared to $11.7 million for the year ended December 31, 2009. Loan loss recoveries totaled $588,000 for the year ended December 31, 2010, compared to $568,000 for the year ended December 31, 2009.
Other real estate owned (OREO) decreased $1.5 million from $4.8 million at December 31, 2009 to $3.3 million at December 31, 2010, consisting at December 31, 2010 of eight commercial properties and three residential properties. During the quarter ended December 31, 2010, one commercial property was placed into OREO at a value of $83,000. In addition, one residential property and three commercial properties with carrying values of $46,000 and $800,000, respectively, were sold during the quarter ended December 31, 2010 with a recognized net gain of $16,000.
Cape Bancorp’s total investment securities portfolio increased $4.6 million, or 3.00%, to $157.4 million at December 31, 2010, from $152.8 million at December 31, 2009.
At December 31, 2010, Cape Bancorp’s total deposits increased $16.5 million, or 2.24% to $753.1 million from $736.6 million at December 31, 2009. The Company’s total borrowings decreased to $169.6 million at December 31, 2010 from $204.0 million at December 31, 2009, a decrease of $34.3 million, or 16.84%.
Cape Bancorp’s total equity increased to $132.1 million at December 31, 2010 from $126.5 million at December 31, 2009, an increase of $5.6 million or 4.43%. The increase in equity was primarily attributable to the net income of $4.0 million and a decrease in accumulated other comprehensive loss, net of tax of $1.1 million. Cape Bank continued to maintain its well capitalized status for regulatory purposes.
Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:
“We were pleased by the Bank’s performance in 2010—a sharp reversal from the losses of the prior year. Other positive developments include a stabilizing national economy which we anticipate will continue in 2011. The local economy appears to show some signs of recovery and we expect to see modest improvement in loan demand throughout the year. Meanwhile, the core business of the bank is operating well, with a stable NIM and growth in low cost deposits.

“While troubled assets continue to be significant, we have established exit strategies which will be instrumental in their long term resolution. It is worth noting that management is forecasting a gradual, rather than dramatic decline in troubled assets throughout 2011. The allowance taken in 2009 on deferred tax assets is also a significant item and one that has management’s focus as we reassess the realizability of the deferred tax asset valuation allowance depending on sustained profitability.
“Management is optimistic about the prospects for Cape’s future with an improving local economy, a solid core business, and the potential for loan growth in 2011.”

SELECTED FINANCIAL DATA
(unaudited)
Cape Bancorp, Inc.

	Twelve Months Ended		Three Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	September 30, 2010	December 31, 2009

Statements of Income Data:
Interest income	$50,269	$54,533	$12,220	$12,655	$13,189
Interest expense	14,539	19,028	3,277	3,558	4,260

Net interest income	35,730	35,505	8,943	9,097	8,929
Provision for loan losses	7,496	13,159	2,844	2,700	785

Net interest income after provision for loan losses	28,234	22,346	6,099	6,397	8,144
Non-interest income	2,851	932	1,886	1,388	908
Non-interest expense	28,534	29,168	7,123	6,899	7,822

Income (loss) before income taxes	2,551	(5,890)	862	886	1,230
Income tax expense (benefit)	(1,490)	12,011	—	(959)	—

Net income (loss)	$4,041	$(17,901)	$862	$1,845	$1,230

Basic Earnings (loss) per share[1]	$0.33	$(1.45)	$0.07	$0.15	$0.10

Basic Average shares outstanding	12,351,902	12,312,714	12,360,688	12,358,140	12,328,321

Diluted Earnings (loss) per share[1]	$0.33	$(1.45)	$0.07	$0.15	$0.10

Diluted Average shares outstanding	12,354,952	12,312,714	12,362,065	12,368,865	12,328,321

Shares outstanding	13,313,521	13,313,521	13,313,521	13,313,521	13,313,521

Statements of Condition Data (Period End):
Investments	$157,407	$152,815	$157,407	$158,106	$152,815
Loans, net of allowance	$772,318	$789,473	$772,318	$758,145	$789,473
Allowance for loan losses	$12,538	$13,311	$12,538	$12,621	$13,311
Total assets	$1,061,042	$1,072,821	$1,061,042	$1,054,218	$1,072,821
Total deposits	$753,068	$736,587	$753,068	$752,095	$736,587
Total borrowings	$169,637	$203,981	$169,637	$162,335	$203,981
Total equity	$132,154	$126,548	$132,154	$133,410	$126,548

Statements of Condition Data (Average Balance):
Total interest-earning assets	$977,041	$1,004,376	$967,580	$970,146	$991,773
Total interest-bearing liabilities	$859,576	$880,152	$845,267	$847,419	$870,796

Operating Ratios:
ROAA	0.38%	-1.64%	0.33%	0.69%	0.46%
ROAE	3.06%	-12.89%	2.55%	5.56%	3.89%
Yield on Earning Assets	5.15%	5.43%	5.01%	5.18%	5.28%
Cost of Interest Bearing Liabilities	1.69%	2.16%	1.54%	1.67%	1.94%
Net interest margin	3.66%	3.54%	3.67%	3.72%	3.57%
Efficiency ratio	68.59%	69.19%	67.56%	64.80%	77.23%

Capital Ratios:
Tier 1 Leverage Ratio	9.96%	9.37%	9.96%	9.81%	9.37%
Tier 1 Risk-Based Capital Ratio	12.65%	11.45%	12.65%	12.32%	11.45%
Total Risk-Based Capital Ratio	13.90%	12.71%	13.90%	13.57%	12.71%
Tangible equity/tangible assets	10.51%	9.85%	10.51%	10.70%	9.85%
Book value	$9.93	$9.51	$9.93	$10.02	$9.51
Tangible book value	$8.20	$7.76	$8.20	$8.29	$7.76
Stock price	$8.50	$6.72	$8.50	$7.60	$6.72
Price to book value	85.60%	70.66%	85.60%	75.85%	70.66%
Price to tangible book value	103.66%	86.60%	103.66%	91.68%	86.60%

Quality Ratios:
Non-performing loans to total gross loans	5.54%	4.14%	5.54%	4.27%	4.14%
Non-performing assets to total assets	4.41%	3.55%	4.41%	3.57%	3.57%
Texas ratio[2]	38.46%	32.62%	38.46%	30.59%	32.62%
Allowance for loan losses to non-performing loans	28.84%	40.04%	28.84%	38.32%	40.04%
Allowance for loan losses to total gross loans	1.60%	1.66%	1.60%	1.64%	1.66%
Net charge-offs to average loans	1.05%	1.37%	1.50%	1.01%	0.62%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

[2]	Texas Ratio (NPAs/Tangible Equity + ALLL)

DELINQUENCY TABLE
(unaudited)
Delinquent Loan Summary

	12/31/2010			9/30/2010
Period Ending:	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	2,265,160	0.29%	8	4,045,130	0.52%	19
60-89	689,926	0.09%	11	4,878,337	0.63%	13
90+	31,710,306	4.04%	114	32,082,274	4.16%	111

Delinquent	34,665,392	4.42%		41,005,741	5.32%
Non-Accrual Other	11,755,732	1.50%	7	853,044	0.11%	3

Total Delinquent and Non-accural:	46,421,124	5.91%	140	41,858,785	5.43%	146

Total Loans Total:	784,855,593			770,766,317

Days	CML	IL	ML	CML	IL	ML
31-59	1,304,990	163,624	796,546	2,186,269	497,455	1,361,406
60-89	93,327	119,376	477,223	4,279,793	48,176	550,368
90+	26,259,908	795,170	4,655,228	26,718,877	795,170	4,568,227

Delinquent	27,658,225			33,184,939
Non-Accrual Other*	11,755,732			853,044

Total Delinquency and non-accural by Type	39,413,957	1,078,170	5,928,997	34,037,983	1,340,801	6,480,001

Loan Balance by Type	475,459,224	50,183,488	259,212,881	481,080,792	49,495,762	240,189,763
% of Total Loans in Type	8.29%	2.15%	2.29%	7.08%	2.71%	2.70%

Total Delinquency	46,421,124			41,858,785

	12/31/2009
Period Ending:	Balances	% total loans	# Loans
31-59	3,205,196	0.40%	20
60-89	2,503,662	0.31%	11
90+	28,707,813	3.58%	86

Delinquent	34,416,671	4.29%

Non-Accrual Other	4,540,114	0.57%	10

Total Delinquent and Non-accural:	38,956,785	4.85%	127

Total Loans Total:	802,783,902

Days	CML	IL	ML
31-59	913,278	408,681	1,883,237
60-89	903,146	49,911	1,550,604
90+	24,975,069	482,137	3,250,608

Delinquent	26,791,493
Non-Accrual Other*	4,540,114

Total Delinquency and non-accural by Type	31,331,607	940,729	6,684,449

Loan Balance by Type	506,364,068	48,879,352	247,540,482
% of Total Loans in Type	6.19%	1.92%	2.70%

Total Delinquency	38,956,785

*	Non-Accrual Other means loans that are less than 90 days past due that are classified by management as non-performing and are accounted for on a cash basis

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.
Forward Looking Statements
This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” ”believe,” ”expect,” ”estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2009	March 16, 2010
10Q	Quarter ended March 31, 2010	May 7, 2010
10Q	Quarter ended June 30, 2010	August 3, 2010
10Q	Quarter ended September 30, 2010	November 2, 2010